Exhibit 10.1

LOAN AND SECURITY AGREEMENT
THIS AGREEMENT is entered into on October 23, 2006, between Comerica Bank (“Bank”) as secured party, whose office is One North Central, Suite 1000, 10th Floor, Phoenix, Arizona, 85004 and the undersigned (individually and/or collectively as the context requires, “Borrower”), whose chief executive office is located at 410 S. Benson Lane, Chandler, Arizona 85224. The parties agree as follows:
1. DEFINITIONS.
     1.1 “Accounts” shall mean and includes all presently existing and hereafter arising accounts, including without limitation all accounts receivable, contract rights and other forms of right to payment for monetary obligations or receivables for property sold or to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered (including without limitation all health-care-insurance receivables) owing to Borrower, including, but not limited to, the lease residuals more particularly referenced on Exhibit A attached hereto, and any supporting obligations, credit insurance, guaranties or security therefor, irrespective of whether earned by performance.
     1.2 “Agreement” shall mean and includes this Loan and Security Agreement, any concurrent or subsequent rider to this Loan and Security Agreement and any extensions, supplements, amendments or modifications to this Loan and Security Agreement and/or to any such rider.
     1.3 “Bank Expenses” shall mean and includes: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs paid or incurred by Bank in connection with Bank’s transactions with Borrower; costs and expenses incurred by Bank in collecting the Accounts (with or without suit) to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and reasonable attorneys’ fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought. Bank Expenses shall include Bank’s in-house legal charges at reasonable rates.
     1.4 “Base Rate” shall have the same meaning as set forth in the Note.
     1.5 “Borrower’s Books” shall mean and includes all of Borrower’s books and records including but not limited to minute books; ledgers; records indicating, summarizing or evidencing Borrower’s assets (including, without limitation, the Accounts), liabilities, business operations or financial condition, and all information relating thereto, computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.
     1.6 “Borrowing Base” shall mean the sum of (a) the lesser of (i) seventy percent (70%) of the net amount of Eligible Accounts after deducting therefrom all payments, adjustments and credits applicable thereto or (ii) One Million and No/100 Dollars ($1,000,000.00) and (b) ninety percent (90%) of the net amount of Eligible Foreign Accounts after deducting therefrom all payments, adjustments and credits applicable thereto.
     1.7 “Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit C attached hereto, executed by Borrower which reflects the status of Eligible Accounts and Eligible Foreign Accounts as of 5:00 P.M. on the last Business Day of the period described therein.
     1.8 “Cash Flow Coverage Ratio” shall mean, unless otherwise provided herein, the ratio calculated by dividing the difference of EBITDA, less unfinanced asset purchases, cash taxes and capital expenditures (both for the most recent four (4) fiscal quarters) by the sum of interest expense and the current portion of long term debt (excluding principal payment on the Revolving Loan) less payments due under Junior Debt, interest paid in common stock and non-cash warrant and option expenses all for the upcoming four (4) fiscal quarters.
     1.9 “Closing Date” shall with respect to each Loan, the date upon which funds are initially advanced.
     1.10 “Collateral” shall mean and includes all personal property of Borrower, including without limitation each and all of the following: the Accounts; the Inventory; the General Intangibles; the Negotiable Collateral; Borrower’s Books; all Borrower’s investment property (including without limitation securities and securities entitlements); all goods, instruments, documents, policies and certificates of insurance, deposits, money or other personal property of Borrower in which Bank receives a security interest and which now or later come into the possession, custody or control of Bank; all Borrower’s

LOAN & SECURITY AGREEMENT
equipment and fixtures; all additions, accessions, attachments, parts, replacements, substitutions, renewals, interest, dividends, distributions or rights of any kind for or with respect to any of the foregoing (including without limitation any stock splits, stock rights, voting rights and preferential rights); any supporting obligations for any of the foregoing; and the products and proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the Collateral, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, equipment, money, investment property, equipment, fixtures or other tangible and intangible property of Borrower resulting from the sale or other disposition of the Collateral and the proceeds thereof and any supporting obligations or security therefor and any right to payment thereunder, and including, without limitation, cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Borrower. Notwithstanding anything to the contrary contained herein, Collateral shall not include any waste or other materials which have been or may be designated as toxic or hazardous by Bank.
     1.11 “Compliance Certification” shall mean a certificate, in form and substance satisfactory to Bank, signed by an authorized officer of Borrower to the effect that, to the best of Borrower’s knowledge, all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the financial statements delivered or caused to be delivered to Bank under this Agreement are complete, correct in all material respects and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a material breach or Event of Default under this Agreement and providing Borrower’s calculation of the required financial covenant tests in Section 6.15 of this Agreement.
     1.12 “Credit” shall mean all Indebtedness, except that Indebtedness arising pursuant to any other separate contract, instrument, note, or other separate agreement which, by its terms, provides for a specified interest rate and term.
     1.13 “Daily Balance” shall mean the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.
     1.14 “Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term “Debt” shall include, without limitation, the Indebtedness.
     1.15 “EBITDA” shall mean for any period net profit before taxes, interest expense (net of capitalized interest expense), depreciation expense and amortization expense, all in accordance with GAAP, excluding non-cash effects of warrant/equity expenses and gain on extinguishment of debt).
     1.16 “Eligible Accounts” shall mean and includes those Accounts of Borrower which are due and payable within sixty (60) days, or less, from the date of invoice, have been validly assigned to Bank and strictly comply with all of Borrower’s warranties and representations to Bank; but Eligible Accounts shall not include the following: (a) Accounts with respect to which the account debtor is an officer, employee, partner, joint venturer or agent of Borrower; (b) Accounts with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional; (c) Accounts with respect to which the account debtor is not a resident of the United States; (d) Accounts with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States; (e) Accounts with respect to which the account debtor is a subsidiary of, related to, affiliated or has common members or officers with Borrower; (f) Accounts with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (g) Accounts not paid by an account debtor within sixty (60) days from the date of the invoice; (h) Accounts with respect to which account debtors dispute liability or make any claim, or have any asserted defense, crossclaim, counterclaim, or offset; (i) Accounts with respect to which any Insolvency Proceeding is filed by or against the account debtor, or if an account debtor becomes insolvent, fails or goes out of business, in each case from and after the date of this Agreement; (j) Accounts with a particular account debtor on which over twenty-five percent (25%) of the aggregate amount owing is greater than sixty (60) days from the date of the invoice and (k) Accounts which result from maintenance, services or anything other than the sale of Inventory.
     1.17 “Eligible Foreign Accounts” shall mean Elumina, F.A., accounts and other accounts from account debtors not located in the domestic United States but which otherwise meet the criteria for being an Eligible Account and are insured a minimum of 95% by an Ex-Im Bank Multi-Buyer Export Credit Insurance Policy issued by the Export-Import Bank of the United States (or issued by such other insurer acceptable to the Bank in its sole and absolute discretion) with such coverages, terms and amounts acceptable to Bank in its sole and absolute discretion).
     1.18 “Event of Default” shall mean one or more of those events described in Section 7 contained herein below.
     1.19 “Excess Cash Flow” shall mean as of any date of determination, EBITDA, minus cash taxes paid, minus cash principal paid, minus cash interest paid, minus unfinanced capital expenditures.

LOAN & SECURITY AGREEMENT
     1.20 “Financial Covenant Compliance Certificate” shall mean a certificate in the form attached hereto as Exhibit D.
     1.21 “GAAP” shall mean, as of any applicable period, generally accepted accounting principles in effect in the United States during such period.
     1.22 “General Intangibles” shall mean and includes all of Borrower’s present and future general intangibles and other personal property (including without limitation all payment intangibles, electronic chattel paper, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, plans, diagrams, schematics, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment (including without limitation, rights to payment evidenced by chattel paper, documents or instruments) and other rights under any royalty or licensing agreements, infringement claims, software (including without limitation any computer program that is embedded in goods that consist solely of the medium in which the program is embedded), information contained on computer disks or tapes, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, Inventory, Negotiable Collateral, and Borrowers Books.
     1.23 “Indebtedness” shall mean and includes any and all loans, advances, Letter of Credit Obligations, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower’s loan account pursuant to any agreement authorizing Bank to charge Borrower’s loan account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Bank of any kind and description whether advanced pursuant to or evidenced by this Agreement; by any note or other Instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due now existing or hereafter arising, including, without limitation, any interest, fees, expenses, costs and other amounts owed to Bank that but for the provisions of the United States Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding, and including, without limitation, any debt, liability, or obligations owing from Borrower to others which Bank may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.
     1.24 “Insolvency Proceeding” shall mean and includes any proceeding or case commenced by or against Borrower, or any of Borrower’s account debtors, under any provisions of the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.
     1.25 “Inventory” shall mean and includes all present and future inventory in which Borrower has any interest, including, but not limited to, goods held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods (including without limitation any computer program embedded in any of the foregoing goods and any supporting information provided in connection therewith that (i) is associated with the goods in such a manner that the program customarily is considered part of the goods or that (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods), together with any advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of inventory, and any and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.
     1.26 “Judicial Officer or Assignee” shall mean and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.
     1.27 “Letter of Credit Obligations” shall mean, as of any applicable date of determination, the sum of the undrawn amount of any letter(s) of credit issued by Bank upon the application of and/or for the account of Borrower, plus any unpaid reimbursement obligations owing by Borrower to Bank in respect of any such letter(s) of credit.
     1.28 “Leverage Ratio: shall mean Borrower’s Senior Funded Debt divided by EBITDA for the most recent four (4) fiscal quarters.
     1.29 “LIBOR Option” shall have the same meaning as set forth in the Revolving Note.
     1.30 “Loans” shall mean collectively all loans and advances of any kind made by Bank to Borrower pursuant to the Agreement, including, but not limited to, the Term Loan and the Revolving Loan.

LOAN & SECURITY AGREEMENT
     1.31 “Negotiable Collateral” shall mean and include all of Borrower’s present and future letters of credit, advises of credit, letter-of-credit rights, certificates of deposit, notes, drafts, money, documents (including without limitation all negotiable documents), instruments (including without limitation all promissory notes), tangible chattel paper or any other similar property.
     1.32 “Net Income” shall mean the net income (or loss) of a person for any period of determination, determined in accordance with GAAP.
     1.33 “Note” shall mean collectively all promissory notes evidencing Loans, including, but not limited to, the Term Note and the Revolving Note.
     1.34 “Obligations” shall mean all Loans, advances, debt, principal, interest, fees, expenses, costs and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, together with all guaranties, covenants and duties owing by Borrower to Bank of any kind or description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any interest, fees, expenses, costs and other amounts owed to Bank that but for the provisions of the Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
     1.35 “Organizational Documents” shall mean, as applicable, Borrower’s certificate of incorporation and bylaws and any amendments thereto or Borrower’s certificate of formation and operating agreement and any amendments thereto.
     1.36 “Permitted Indebtedness” shall mean unsecured Indebtedness in the ordinary course of Borrower’s business and Subordinated Debt.
     1.37 “Permitted Liens” means:
          (a) Liens securing the Obligations;
          (b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 6.7 of this Agreement;
          (c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore;
          (d) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;
          (e) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default; and
          (f) the Liens arising out of the Subordinated Debt and those obligations set forth on Exhibit F.
For purposes of the foregoing definition, “Lien” shall mean any pledge, lien (statutory or otherwise), security interest, claim, charge or other encumbrance or security or preferential arrangement of any nature.
     1.38 “Person” or “person” shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.
     1.39 “Revolving Credit Limit” shall mean Three Million and no/100 Dollars ($3,000,000.00).
     1.40 “Revolving Loan” shall mean that certain Loan made by Bank to Borrower in an amount up to $3,000,000.00 evidenced by the Revolving Note.
     1.41 “Revolving Note” shall mean that certain Revolving Promissory Note executed as of the date hereof evidencing the Revolving Loan.

LOAN & SECURITY AGREEMENT
     1.42 “Senior Funded Debt” shall mean as of any date of determination, all liabilities of Borrower of whatever nature or duration consisting of indebtedness for borrowed money or indebtedness owing to Lender excluding Subordinated Debt.
     1.43 “Subordinated Debt” shall mean the “Junior Debt” as such italicized term is defined in the Subordination Agreement.
     1.44 “Subordination Agreement” shall mean that certain Subordination and Standstill Agreement by and among Bank, Borrower and Iroquois Master Fund Ltd., dated as of October 10, 2006.
     1.45 “Term Loan” shall mean that certain Loan made by Bank to Borrower in the amount of $2,500,000.00 evidenced by the Term Note.
     1.46 “Term Note” shall mean that certain Term Note executed as of the date hereof evidencing the Term Loan.
     1.47 “Test Date” shall mean each March 31, June 30, September 30 and December 31.
Any and all terms used in the foregoing definitions and elsewhere in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the Arizona Uniform Commercial Code (hereinafter referred to as the “Uniform Commercial Code”) as amended, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.
2. LOANS AND TERMS OF PAYMENT.
     2.1 The Term Loan. The Term Loan shall be for the purpose of re-financing Borrower’s existing Indebtedness as well as the indebtedness owed to David Band and Stanley B. Kane as Trustees of the Putters Loan Trust. The entire amount of the Term Loan shall be advanced on the Closing Date. Amounts repaid shall not be re-advanced. The Term Loan shall bear interest, on the Daily Balance owing, at the interest rate as provided in the Term Note (subject to the rate reduction provisions of Section 2.3 of this Agreement) and shall be payable pursuant to the terms and in the manner provided in the Term Note.
     2.2 The Revolving Loan. The Revolving Loan shall be for the purpose of Borrower’s general working capital needs. Upon the request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower an amount not to exceed the Borrowing Base; provided, however, that the Daily Balance shall not exceed the lesser of either the Revolving Credit Limit or the Borrowing Base; if at any time for any reason, the amount of Indebtedness owed by Borrower to Bank pursuant to this Section 2.2 of this Agreement is greater than the aggregate amount available to be drawn under this Section 2.2, Borrower shall immediately pay to Bank, in cash, the amount of such excess. The Revolving Loan shall bear interest, on the Daily Balance owing, at the interest rate as provided in the Revolving Note (subject to the rate reduction and LIBOR Option provisions of Section 2.3 of this Agreement) and shall be payable pursuant to the terms and in the manner provided in the Revolving Note. Notwithstanding anything contained in this Agreement to the contrary, until such time as Borrower has assigned to Lender the Ex-Im Bank Multi-Buyer Export Credit Insurance Policy issued by the Export-Import Bank of the United States in connection with the Eligible Foreign Accounts, Borrower shall not be allowed Advances under the Revolving Loan.
     2.3 Interest Rate Reduction. So long as no Event of Default shall have occurred and be continuing, the interest rate as provided in the Term Note shall be reduced by the Base Rate minus one quarter of one percent (0.25%) and the interest rate as provided in the Revolving Note shall be reduced to the Base Rate minus three quarters of one percent (0.75%), with the further option that Borrower may elect LIBOR Option interest rates at such time as Borrower has delivered evidence satisfactory to Bank that a minimum of Ten Million and No/100 Dollars ($10,000,000.00) in new equity (exclusive of Subordinated Debt) has been injected into the Borrower.
     2.4 Loan Fees. In addition to any other amounts due or to become due under this Agreement concurrent with the execution hereof, Borrower shall pay to Bank the following fees:

LOAN & SECURITY AGREEMENT
a.	Commitment Fee. In connection with the extension of the Term Loan, on the Closing Date, a fully earned and non-refundable closing fee of $25,000.00.

b.	Unused Revolving Loan Fee. In connection with the extension of the Revolving Loan, on the first day of each quarter during the term of this Agreement, an unused facility fee, payable in arrears in an amount equal to one quarter of one percent (.25%) per annum times the average available amount of the Revolving Loan.
3. TERM.
     3.1 This Agreement shall remain in full force and effect until the earlier of payment in full of the Loans, the last Loan maturity date (as provided in the Note) or until terminated by notice by Borrower. Notice of such termination by Borrower shall be effectuated by mailing of a registered or certified letter not less than ten (10) days prior to the effective date of such termination, addressed to Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice.
Notwithstanding the foregoing, upon the occurrence of an Event of Default, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all Indebtedness shall become immediately due and payable without notice or demand; no notice of termination by Borrower shall be effective until Borrower shall have paid all Indebtedness to Bank in full. Notwithstanding termination, until all Indebtedness has been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its obligations.
     3.2 After termination and when Bank has received payment in full of Borrower’s Indebtedness to Bank, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security agreements and security interests given by Borrower to Bank.
4. CREATION OF SECURITY INTEREST.
     4.1 Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Indebtedness owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Bank’s security interest in the Collateral shall attach to all Collateral without further act on the part of Bank or Borrower. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the occurrence of an Event of Default, shall (a) endorse or assign such Negotiable Collateral to Bank, (b) deliver actual physical possession of such Negotiable Collateral to Bank, and (c) mark conspicuously all of its records pertaining to such Negotiable Collateral with a legend, in form and substance satisfactory to Bank (and in the case of Negotiable Collateral consisting of tangible chattel paper, immediately mark all such tangible chattel paper with a conspicuous legend in form and substance satisfactory to Bank), indicating that the Negotiable Collateral is subject to the security interest granted to Bank hereunder.
     4.2 Bank’s security interest in the Accounts shall attach to all Accounts without further act on the part of Bank or Borrower. Upon request from Bank, Borrower shall provide Bank with schedules describing all Accounts created or acquired by Borrower (including without limitation agings listing the names and addresses of, and amounts owing by date by account debtors), and shall execute and deliver written assignments of all Accounts to Bank all in a form acceptable to Bank; provided, however, Borrower’s failure to execute and deliver such schedules and/or assignments shall not affect or limit Bank’s security interest and other rights in and to the Accounts. Upon the occurrence of an Event of Default, Bank or Bank’s designee may notify customers or account debtors of Bank’s security interest in the Collateral and direct such customers or account debtors to make payments directly to Bank, but unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Accounts for Bank, receive in trust all payments thereon as Bank’s trustee, and, if so requested to do so from Bank, Borrower shall immediately deliver said payments to Bank in their original form as received from the account debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. Notwithstanding anything to the contrary contained herein, if sales of Inventory are made for cash, Borrower shall immediately deliver to Bank, in identical form, all such cash, checks, or other forms of payment which Borrower receives. The receipt of any such check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank two (2) calendar days after the date Bank actually receives such check or other item of payment.
     4.3 Bank’s security interest in Inventory shall attach to all Inventory without further act on the part of Bank or Borrower. Borrower will at Borrower’s expense pledge, assemble and deliver such Inventory to Bank or to a third party as

LOAN & SECURITY AGREEMENT
Bank’s bailee; or hold the same in trust for Bank’s account or store the same in a warehouse in Bank’s name; or deliver to Bank documents of title representing said Inventory; or evidence of Bank’s security interest in some other manner acceptable to Bank. Until a default by Borrower under this Agreement or any other Agreement between Borrower and Bank, Borrower may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Borrower’s business. A sale of Inventory in Borrower’s ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower.
     4.4 Concurrently with Borrower’s execution of this Agreement, and at any time or times hereafter at the request of Bank, Borrower shall (a) execute and deliver to Bank security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement, (b) cooperate with Bank in obtaining a control agreement in form and substance satisfactory to Bank with respect to all electronic chattel paper, investment property, and letter-of-credit rights, and (c) in the event that any Collateral is in the possession of a third party, Borrower shall join with Bank in notifying such third party of Bank’s security interest and obtaining an acknowledgment from such third party that it is holding such Collateral for the benefit of Bank. By authenticating or becoming bound by this Agreement, Borrower authorizes the filing of initial financing statement(s), and any amendment(s) covering the Collateral to perfect and maintain perfected Bank’s security interest in the Collateral. Upon the occurrence of an Event of Default, Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s true and lawful attorney-in-fact with power to sign the name of Borrower on any security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank’s security interest in the Collateral, and to take such actions in its own name or in Borrower’s name as Bank, in its sole discretion, deems necessary or appropriate to establish exclusive possession or control (as defined in the Uniform Commercial Code) over any Collateral of such nature that perfection of Bank’s security interest may be accomplished by possession or control.
     4.5 Borrower shall make appropriate entries in Borrower’s Books disclosing Bank’s security interest in the Accounts. Bank (through any of its officers, employees or agents) shall have the right at any time or times hereafter, provided that reasonable notice is provided, during Borrower’s usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower’s Books in order to verify the amount or condition of, or any other matter, relating to, said Collateral and Borrower’s financial condition.
     4.6 Effective only upon the occurrence of an Event of Default, Borrower appoints Bank or any other person whom Bank may designate as Borrower’s attorney-in-fact, with power: to endorse Borrower’s name on any checks, notes, acceptances, money order, drafts or other forms of payment or security that may come into Bank’s possession; to sign Borrower’s name on any invoice or bill of lading relating to any Accounts, on drafts against account debtors, on schedules and assignments of Accounts, on verifications of Accounts and on notices to account debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower’s mail addressed to Borrower to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; to send, whether in writing or by telephone, requests for verification of Accounts; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgement or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Accounts in which Bank has a security interest remain unpaid and until the Indebtedness has been fully satisfied.
     4.7 In order to protect or perfect any security interest which Bank is granted hereunder, Bank may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the Indebtedness and shall be payable on demand.
     4.8 Borrower agrees that Bank may provide information relating to this Agreement or relating to Borrower to Bank’s parent, affiliates, subsidiaries and service providers.
     4.9 The Loan shall also be secured by that certain Intellectual Property Security Agreement dated as of June 30, 2006.
5. CONDITIONS PRECEDENT.
     5.1 Conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance satisfactory to Bank and its counsel, the following:

LOAN & SECURITY AGREEMENT
a.	This Agreement and other documents, instruments and agreements required by Bank;

b.	Borrower shall have paid the Loan Fees due pursuant to Section 2.4 of this Agreement;

c.	Borrower shall have reimbursed Bank for all Bank Expenses incurred in connection with this Agreement, the Loan Documents and the closing of the Loan, including, but not limited to, outside attorneys’ fees.

d.	Certified copies of all actions taken by Borrower authorizing the execution, delivery and performance of this Agreement and any other documents, instruments or agreements entered into in connection herewith, and authorizing specific officers to execute and deliver any such documents, instruments and agreements;

e.	A certificate of good standing showing that Borrower is in good standing under the laws of the state of Delaware and certificates indicating that Borrower is qualified to transact business and is in good standing in any other state in which it conducts business;

f.	A copy of Borrower’s Organization Documents;

g.	UCC searches and financing statements, fictitious business statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank’s first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

h.	Evidence that Borrower has obtained insurance and acceptable endorsements;

i.	A listing of the lease residuals due Borrower;

j.	An opinion of Borrower’s counsel as to such matters reasonably requested by Bank.

k.	Evidence that Borrower has been extended a minimum of Four Million and No/100 Dollars ($4,000,000.00) in Subordinated Debt; and

l.	Warranties and representations of officers.
6. WARRANTIES. REPRESENTATIONS AND COVENANTS.
     6.1 If so requested by Bank, Borrower shall, at such intervals designated by Bank, during the term hereof execute and deliver a Report of Accounts Receivable or similar report, in form customarily used by Bank. The aggregate amount of the Borrowing Base at all times during the effectiveness of this Agreement shall not be less than the advances made hereunder. Bank shall have the right to recompute the Borrowing Base in conformity with this Agreement.
     6.2 If any warranty is breached as to any Account, or any Account is not paid in full by an account debtor within sixty (60) days from the date of invoice, or an account debtor disputes liability or makes any claim with respect thereto, or a petition in bankruptcy or other application for relief under the Bankruptcy Code or any other insolvency law is filed by or against an account debtor, or an account debtor makes an assignment for the benefit of creditors, becomes insolvent, fails or goes out of business, then Bank may deem ineligible any and all Accounts owing by that account debtor, and reduce the Borrowing Base by the amount thereof. Bank shall retain its security interest in all Accounts, whether eligible or ineligible, until all Indebtedness has been fully paid and satisfied. Returns and allowances, if any, as between Borrower and its customers, will be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at this time. Any merchandise which is returned by an account debtor or otherwise recovered shall be set aside, marked with Bank’s name, and Bank shall retain a security interest therein. Borrower shall promptly notify Bank of all disputes and claims and settle or adjust them on terms approved by Bank. After default by Borrower hereunder, no discount, credit or allowance shall be granted to any account debtor by Borrower and no return of merchandise shall be accepted by Borrower without Bank’s consent. Bank may, after default by Borrower, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases Bank will credit Borrower’s loan account with only the net amounts received by Bank in payment of the Accounts, after deducting all Bank Expenses in connection therewith.
     6.3 Borrower warrants, represents, covenants and agrees that:

LOAN & SECURITY AGREEMENT
a.	Borrower has good and marketable title to the Collateral. Subject to any Permitted Liens, Bank has and shall continue to have a first priority perfected security interest in and to the Collateral. The Collateral shall at all times remain free and clear of all liens, encumbrances and security interests (except those in favor of Bank and except for Permitted Liens);

b.	All Accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of liens, claims, encumbrances and security interests (except as held by Bank and except as may be consented to, in writing, by Bank, and further except for Permitted Liens);

c.	At the time each Account is assigned to Bank, all property giving rise to such Account shall have been delivered to the account debtor or to the agent for the account debtor for immediate shipment to the account debtor. Borrower shall deliver to Bank, as Bank may from time to time require, delivery receipts, customer’s purchase orders, shipping instructions, bills of lading and any other evidence of shipping arrangements. Absent such a request by Bank, copies of all such documentation shall be held by Borrower as custodian for Bank; and

d.	Borrower shall permit representatives of Bank to conduct, up to once per year beginning on the first anniversary of this Agreement, an audit of Borrower’s books and records relating to the Accounts, Inventory and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower’s business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower’s sole expense; provided, further, that, prior to an Event of Default, Borrower shall not be responsible for the expense of more than one (1) such audit, in any fiscal year. Borrower hereby acknowledges and agrees that upon completion of any such audit Bank shall have the right to reasonably adjust the Borrowing Base percentage, in its sole and reasonable discretion, based on its review of the results of such collateral audit; provided, further, that if Bank makes an adjustment to the Borrowing Base percentage that results in there being an Event of Default, Borrower shall have a period of thirty (30) days following receipt of written notice from Bank of such Event of Default in which to cure the Event of Default.
     6.4 At the time each Eligible Account and each Eligible Foreign Account is assigned to Bank, all such Eligible Accounts and Eligible Foreign Accounts will be due and payable on terms set forth in Sections 1.16 and 1.17 respectively, or on such other terms approved in writing by Bank in advance of the creation of such Accounts and which are expressly set forth on the face of all invoices, copies of which shall be held by Borrower as custodian for Bank, and no such Account will then be past due.
     6.5 Borrower shall keep the Inventory at Borrower’s address set forth in the first paragraph of this Agreement or at the locations more particularly referenced on Exhibit E.
a.	All of the Inventory is and shall remain free from all purchase money or other security interests, liens or encumbrances, except as held by Bank and except for Permitted Liens;

b.	Borrower does now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, its cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available upon demand to any of Bank’s officers, agents and employees for inspection and copying; and

c.	Inventory is not now and shall not at any time or times hereafter be located or stored with a bailee, warehouseman or other third party without Bank’s prior written consent, and, in such event, Borrower will concurrently therewith cause any such bailee, warehouseman or other third party to issue and deliver to Bank, warehouse receipts in Bank’s name evidencing the storage of Inventory and/or an acknowledgment by such bailee of Bank’s prior rights in the Inventory, in each case in form and substance acceptable to Bank. In any event, Borrower shall instruct any third party to hold all such Inventory for Bank’s account subject to Bank’s security interests and its instructions.
     6.6 Borrower represents, warrants and covenants with Bank that Borrower will not, without Bank’s prior written consent:
a.	Grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral to any person, association, firm, corporation, entity or governmental agency or instrumentality, except for Permitted Liens;

LOAN & SECURITY AGREEMENT
b.	Permit any levy, attachment or restraint to be made affecting any of Borrower’s assets, except for Permitted Liens;

c.	Permit any Judicial Officer or Assignee to be appointed or to take possession of any or all of Borrower’s assets;

d.	Other than sales of Inventory in the ordinary course of Borrower’s business or for dispositions permitted in clause (m) of this Section 6.6 below or for transactions having an aggregate book value of not more than One Hundred Thousand and No/100 Dollars ($100,000.00) (whether in one transaction or in a series of transactions), to sell, lease, or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of Borrower’s assets;

e.	Change its name, the location of its sole place of business, chief executive office or residence, business structure, corporate identity or structure, form of organization or the state in which it has been formed or organized; add any new fictitious names, liquidate, merge or consolidate with or into any other business organization;

f.	Move or relocate any Collateral other than in the ordinary course of Borrower’s business;

g.	Acquire any other business organization except as disclosed on Exhibit G;

h.	Enter into any transaction not in the usual course of Borrower’s business;

i.	Make any change in Borrower’s financial structure or in any of its business objectives, purposes or operations which would materially adversely affect the ability of Borrower to repay Borrower’s Indebtedness;

j.	Incur any debts other than Permitted Indebtedness;

k.	Make loans, advances or extensions of credit to any Person, except in the ordinary course of business;

l.	Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection;

m.	Except for ordinary course distributions from ProLink Solutions, LLC to ProLink Holdings Corp., make any distribution or declare or pay any dividend (in stock or in cash) to any member or shareholder (as applicable);

n.	Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any securities or other interest whatsoever in, any other Person, except for the membership interest of ProLink Solutions, LLC owned by ProLink Holdings Corp. on the date of this Agreement and except for certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000) and the securities or other direct obligations of the United States Government maturing within one year from the date of acquisition thereof; and

o.	Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan.
     6.7 Borrower represents, warrants, covenants and agrees that:
a.	Borrower’s true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Bank on or before the date of this Agreement or as set forth in the certificate of incorporation or certificate of formation provided to the Bank, Borrower has not done business under any name other than that set forth on the signature page to this Agreement;

LOAN & SECURITY AGREEMENT
b.	Borrower is and shall at all times hereafter be duly organized and/or incorporated and existing in good standing under the laws of the state of Delaware and qualified and licensed in all states in which it is required to do so;

c.	Borrower has the right and power and is duly authorized to enter into this Agreement; and

d.	The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower’s Organizational Documents.
     6.8 The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party.
     6.9 Borrower shall promptly notify Bank in writing of its acquisition by purchase, lease or otherwise of any after acquired property of the type included in the Collateral having an aggregate book value of more than One Hundred Thousand and No/100 Dollars ($100,000.00) (whether in one transaction or in a series of transactions), with the exception of purchases of Inventory in the ordinary course of business.
     6.10 All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law (except as otherwise permitted by the immediately preceding sentence), and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will upon request furnish Bank with proof satisfactory to it that Borrower has made such payments or deposit. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in its sole and absolute discretion and without notice to Borrower, (I) make payment of the same or any part thereof, or (ii) set up such reserves in Borrower’s loan account as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount so paid or deposited by Bank shall constitute a Bank Expense and an additional advance to Borrower.
     6.11 There are no material actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower, except as disclosed to Bank and as more particularly referenced in Exhibit B attached hereto. If any of the foregoing arise during the term of the Agreement, Borrower shall immediately notify Bank in writing.
     6.12 Insurance.
a.	Borrower, at its expense, shall keep and maintain its assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to Borrower’s ownership and use of the Collateral and its other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Bank. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof, with a waiver of warranties satisfactory to Bank, and all proceeds payable thereunder shall be payable to Bank and, upon receipt by Bank, shall be applied on account of the Indebtedness owing to Bank. To secure the payment of the Indebtedness, Borrower grants Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.

b.	Borrower hereby irrevocably appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s attorney for the purpose of making, selling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Borrower will not cancel any of such policies

LOAN & SECURITY AGREEMENT
without Bank’s prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any Indebtedness or any Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys’ fees incurred by Bank, whether in-house or outside counsel is used, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses and are payable on demand.
     6.13 All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with GAAP consistently applied (unless otherwise disclosed in the audited financial statement and information on file with the Securities and Exchange Commission) and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank unless otherwise disclosed.
     6.14 Financial Reporting.
a.	Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting except for such modifications or changes made in accordance with GAAP or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower’s accounting records without the written consent of Bank first obtained and without said accounting firm and/or service bureau agreeing to provide information regarding the Accounts and Inventory and Borrower’s financial condition to Bank; permit Bank and any of its employees, officers or agents, upon demand, during Borrower’s usual business hours, or the usual business hour of third persons having control thereof, to have access to and examine all of Borrower’s Books relating to the Collateral, Borrower’s Indebtedness to Bank, Borrower’s financial condition and the results of Borrower’s operations and in connection therewith, permit Bank or any of its agents, employees or officers to copy and make extracts therefrom.

b.	Within one hundred twenty (120) days after the end of each fiscal year of Borrower, financial statements (including a balance sheet and a profit and loss statement and a statement of cash flow), setting forth, on a consolidated basis for Borrower, all assets, liabilities and net worth as of the end of such fiscal year (and the immediately preceding fiscal year) and any profit and loss for the relevant fiscal year (and the immediately preceding fiscal year), which statements shall be audited without qualification by Semple & Cooper, a Certified Public Accountant that is acceptable to the Bank or any other Certified Public Accountant that is acceptable to the Bank and in each case shall be accompanied by Borrower’s Financial Covenant Compliance Certificate certified by Borrower’s chief financial officer;

c.	Within thirty (30) days after the end of each month (forty-five (45) days for fiscal quarter ends), detailed financial statements (including a balance sheet and a profit and loss statement and a statement of cash flow), setting forth, on a consolidated basis for Borrower, all assets, liabilities and net worth as of the end of such month (and the comparable month in the preceding fiscal year) and any profit and loss for the relevant month (and the comparable month in the preceding fiscal year), prepared by Borrower and with respect to the monthly financial statements for the months March, June, September and December, accompanied by Borrower’s Financial Covenant Compliance Certificate certified by Borrower’s chief financial officer;

d.	Within thirty (30) days after the end of each calendar month, an accounts receivable and accounts payable agings report all as certified by Borrower’s chief financial officer.

e.	Within five (5) days after the end of each week in which Borrower has an outstanding balance under the Revolving Loan, a Borrowing Base Certificate for such week.

f.	Promptly after the same are available, copies of all proxy statements, financial statements and reports as Borrower or any subsidiary shall send to its members or stockholders, and copies of all reports on

LOAN & SECURITY AGREEMENT
Forms 10-K, 10-Q, and 8-K or otherwise filed by Borrower or any subsidiary of Borrower with the Securities and Exchange Commission or any governmental authority at any time substituted therefor.

g.	Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Borrower as Bank may reasonably request.
     6.15 Borrower shall maintain (or cause to be maintained) the following financial ratios and covenants on a combined basis, which shall be monitored on each Test Date, except as noted below:
a.	A Cash Flow Coverage Ratio of not less than 1.10X as of the end of September 30, 2006 (annualizing EBITDA using the first three quarters of 2006), and thereafter, 1.25X calculated as provided in the definition of Cash Flow Coverage Ratio;

b.	as of fiscal year ending December 31, 2006 and thereafter, a minimum net worth of $10,000,000.00; and

c.	a Leverage Ratio not to exceed 3.0:1.0.
All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers and members) shall be excluded from Borrower’s assets for all purposes hereunder.
     6.16 Borrower shall promptly supply Bank with such other information (including tax returns) concerning its financial affairs as Bank may request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower’s financial condition and of any condition or event which constitutes a breach of or an event which constitutes an Event of Default under this Agreement.
     6.17 Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.
     6.18 Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any action brought by Bank to correct any default or enforce any provision of this Agreement, including all Bank Expenses; Borrower authorizes and approves all advances and payments by Bank for items described in this Agreement as Bank Expenses.
     6.19 Except as disclosed to Bank on Exhibit B, Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct their businesses as now operated, without any known conflict with valid trademarks, trade names, copyrights, patents and license rights of others. Borrower shall protect, defend and maintain the validity and enforceability of all trademarks, patents and copyrights and use its best efforts to detect infringements of its trademarks, patents and copyrights and promptly advise Bank in writing of material infringements detected. Borrower shall not allow any material trademarks, patents or copyrights to be sold, assigned, transferred, abandoned, forfeited or dedicated to the public without the written consent of Bank.
     6.20 Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.
     6.21 Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

LOAN & SECURITY AGREEMENT
     6.22 Borrower is now and shall at all times hereafter remain in compliance with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits.
     6.23 Borrower represents and warrants that:
a.	Borrower has not incurred the Loans with the actual intent to hinder, delay or defraud either its present or future creditors or any other entity to which Borrower was, is or will become indebted;

b.	Borrower has received fair consideration as defined in Arizona Revised Statute §44-1003 (any reasonable equivalent value for purposes of §548 of the Federal Bankruptcy Code) in exchange or consideration for incurring such Loans;

c.	Borrower is not insolvent as defined in Arizona Revised Statute §44-1002 or §101 of the Federal Bankruptcy Code before or after incurring the Loans or as a result of incurring the Loans;

d.	Borrower is not engaged in or about to engage in any business or transaction for which the property remaining with it or in its hands was, is or will be unreasonably small capital; and

e.	Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they mature or are matured.
7. EVENTS OF DEFAULT.
     7.1 Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
a.	If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement and not specified in subsection (c) of this Section 7.1, or any other present or future document, instrument or agreement between Borrower and Bank, and such default shall continue for a period of thirty (30) days after Borrower’s receipt of written notice from Bank specifying such default, provided, such default is of the nature that can be cured by action on the part of Borrower or its constituent members;

b.	If any representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct in any material respect as of the date on which made or deemed made;

c.	If Borrower fails to pay within ten (10) days after the date when due; or fails to pay when due and payable or declared due and payable, any other portion of Borrower’s Indebtedness, and such default shall continue for a period of ten (10) days after Borrower’s receipt of written notice from Bank specifying such default;

d.	If there is a material impairment of the prospect of repayment of all or any portion of Borrower’s Indebtedness or a material impairment of the value or priority of Bank’s security interest in the Collateral;

e.	If all or any of Borrower’s assets are attached, seized, subject to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee and the same are not released, discharged or bonded against within thirty (30) days thereafter;

f.	If any Insolvency Proceeding is filed or commenced by or against Borrower without being dismissed within thirty (30) days thereafter;

g.	If any proceeding is filed or commenced by or against Borrower for its dissolution or liquidation;

h.	If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

LOAN & SECURITY AGREEMENT
i.	If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any or all of Borrower’s assets and the same is not paid on the payment date thereof and does not otherwise constitute a Permitted Lien;

j.	If a judgment or other claim becomes a lien or encumbrance upon any or all of Borrower’s assets and the same is not satisfied, dismissed or bonded against within thirty (30) days thereafter;

k.	If Borrower’s records are prepared and kept by an outside computer service bureau at the time this Agreement is entered into or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any requested information or financial data pertaining to Bank’s Collateral, Borrower’s financial condition or the results of Borrower’s operations;

l.	If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower’s indebtedness to others, whether under any indenture, agreement or otherwise; or

m.	If any material misrepresentation exists now or thereafter in any warranty or representation made to Bank by any officer or director of Borrower as of the date made or deemed made, or if any such warranty or representation is withdrawn by any officer or director.
Notwithstanding anything contained in Section 7 to the contrary, Bank shall refrain from exercising its rights and remedies and Event of Default shall thereafter not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 7.1(e), (f) or (j) of this Agreement if, within thirty (30) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if the event is the institution of Insolvency Proceedings against Borrower, Bank shall not be obligated to make advances to Borrower during such cure period.
8. BANK’S RIGHTS AND REMEDIES.
     8.1 Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
a.	Declare Borrower’s Indebtedness, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to Bank;

b.	Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

c.	Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interests in the Collateral, and the Indebtedness of Borrower to Bank;

d.	Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

e.	Without limiting Bank’s rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property or a similar nature as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreement shall inure to Bank’s benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;

LOAN & SECURITY AGREEMENT
f.	Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sales and sell (in the manner provided for herein) the Inventory;

g.	Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale. At any sale or other disposition of the Collateral pursuant to this Section, Bank disclaims all warranties which would otherwise be given under the Uniform Commercial Code, including without limitation a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Bank may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable;

h.	Bank shall give notice of the disposition of the Collateral as follows:
(1) Bank shall give Borrower and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;
(2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower’s address appearing in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as have been furnished to Bank or as otherwise determined in accordance with Section 9611 of the Uniform Commercial Code; and
(3) If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held; and
(4) Bank may credit bid and purchase at any public sale.
i.	Borrower shall pay all Bank Expenses incurred in connection with Bank’s enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

j.	Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank’s discretion, to any party who Bank believes, in good faith, is entitled to the excess;

k.	Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of 9620 of the Uniform Commercial Code, apply any and all amounts maintained by Borrower as deposit accounts (as that term is defined under 9102 of the Uniform Commercial Code) or other accounts that Borrower maintains with Bank against the Indebtedness;

l.	The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Bank first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorney fees and legal expenses incurred by Bank, whether in-house or outside counsel is used, the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Borrower or to such other person(s) as may be entitled to it under applicable law. Borrower shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand. Borrower agrees that Bank shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank; and

LOAN & SECURITY AGREEMENT
m.	The following shall be the basis for any finder of fact’s determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under Section 9615(f) of the Uniform Commercial Code: (i) The Collateral which is the subject matter of the disposition shall be valued in an “as is” condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner; (ii) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (iii) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted including, without limitation, brokerage commissions, tax prorations, attorney’s fees, whether in-house or outside counsel is used, and marketing costs; (iv) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (iii) above), and other maintenance, operational and ownership expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least 5 years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The “value” of any such Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under Section 9615(f) of the Uniform Commercial Code.
Notwithstanding anything contained in Section 8 or otherwise in this Agreement to the contrary, Bank shall refrain from exercising its rights and remedies following the occurrence and during the continuance of any Event of Default (other than an Event of Default set forth in Section 7.1(f) of this Agreement) unless Bank shall have delivered to Borrower not less than fifteen (15) days prior written notice of its election to exercise any such rights and remedies.
     8.2 In addition to any and all other rights and remedies available to Bank under or pursuant to this Agreement or any other documents, instrument or agreement contemplated hereby, Borrower acknowledges and agrees that (i) at any time following the occurrence and during the continuance of any Event of Default, and/or (ii) termination of Bank’s commitment or obligation to make loans or advances or otherwise extent credit to or in favor of Borrower hereunder as a result of any Event of Default, in the event that and to the extent that there are any Letter of Credit Obligations outstanding at such time, upon demand of Bank, Borrower shall deliver to Bank, or cause to be delivered to Bank, cash collateral in an amount not less than such Letter of Credit Obligations, which cash collateral shall be held and retained by Bank as cash collateral for the repayment of such Letter of Credit Obligations, together with any and all other Indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in such cash collateral so delivered to Bank. Alternatively, Borrower shall cause to be delivered to Bank an irrevocable standby letter of credit issued in favor of Bank by a bank acceptable to Bank, in its sole discretion, in an amount not less than such Letter of Credit Obligations, and upon terms acceptable to Bank, in its sole discretion.
     8.3 Bank’s rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.
9.	TAXES AND EXPENSES REGARDING BORROWER’S PROPERTY. If Borrower fails to pay promptly when due to another person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower’s loan account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional indebtedness owing to Bank, shall bear interest at the rate hereinabove provided, and shall be secured by all Collateral. Any payments made by Bank shall not constitute (I) an agreement by it to make similar payments in the future, or (ii) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing. Such payments shall constitute Bank Expenses and additional advances to Borrower.
10.	WAIVERS.
     10.1 Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower’s Indebtedness constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower’s Indebtedness and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

LOAN & SECURITY AGREEMENT
     10.2 Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.
     10.3 Except as otherwise provided in the Uniform Commercial Code, Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of the Inventory; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of Inventory shall be borne by Borrower.
     10.4 Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that a Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.
     10.5 THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.
     10.6 In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank’s right to later pursue such rights and remedies.
11.	ONE CONTINUING LOAN TRANSACTION. All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement or any other agreement between Bank and Borrower, shall constitute one loan secured by Bank’s security interests in the Collateral and by all other security interests, liens, encumbrances heretofore, now or from time to time hereafter granted by Borrower to Bank.
12.	NOTICES. Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing. Requests to Borrower by Bank hereunder may be made orally.
13.	AUTHORIZATION TO DISBURSE. Bank is hereby authorized to make loans and advances hereunder upon telephonic or other instructions received from anyone purporting to be a manager of Borrower, or at the discretion of Bank if said loans and advances are necessary to meet any Indebtedness of Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold Bank harmless from any damage, claims or liability by reason of Bank’s honor of, or failure to honor, any such instructions.
14.	PAYMENTS. Borrower hereby authorizes Bank to deduct the full amount of any interest, fees, costs, or Bank Expenses due under this Agreement and not paid or collected when due in accordance with the terms and conditions hereof from any account maintained by Borrower with Bank. Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.
15.	DESTRUCTION OF BORROWER’S DOCUMENTS. Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower’s expense, for their return.
16.	CHOICE OF LAW. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of Arizona. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts in the State of Arizona.
17.	GENERAL PROVISIONS.

LOAN & SECURITY AGREEMENT
     17.1 This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank at its headquarters office.
     17.2 This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from their obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business.
     17.3 Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.
     17.4 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
     17.5 Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.6 This Agreement cannot be changed or terminated orally. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, understandings, representations, warranties and negotiations, if any, related to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing.
     17.7 The parties intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.
     17.8 Each undersigned Borrower hereby agrees that it is jointly and severally, directly, and primarily liable to Bank for payment and performance in full of all duties, obligations and liabilities under this Agreement and each other document, instrument and agreement entered into by Borrower with or in favor of Bank in connection herewith, and that such liability is independent of the duties, obligations and liabilities of any other Borrower of the Indebtedness, as applicable. Each reference herein to Borrower shall mean each and every Borrower party hereto, individually and collectively, jointly and severally.
18. SURETYSHIP WAIVERS AND CONSENTS.
     18.1 Each Borrower agrees that it is jointly and severally, directly, and primarily liable to Bank for payment in full of the Obligations and that such liability is independent of the duties, obligations and liabilities of the other Borrower. The Loan Documents are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Bank may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Agreement by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (d) accept partial payments on the Obligations; (e) receive and hold additional security or guaranties for the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Bank

LOAN & SECURITY AGREEMENT
or by operation of applicable laws, or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.
     18.2 Upon the occurrence and during the continuance of any Event of Default, Bank may enforce this Agreement independently as to each Borrower and independently of any other remedy or security Bank at any time may have or hold in connection with the Obligations, and it shall not be necessary for Bank to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Borrower expressly waives any right to require Bank to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Bank may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.
     18.3 Bank may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Each Borrower agrees that Bank and any Borrower and any affiliate of any Borrower may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement.
     18.4 Bank’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid. The rights of Bank created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.
     18.5 To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Obligations (other than by reason of the full payment and performance of the Obligations), (b) the unenforceability or invalidity of any security or guaranty for the Obligations or lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Obligations), (d) any failure of the to marshal assets in favor Bank of any Borrower or any other person, (e) any failure of Bank to give notice of sale or other disposition of collateral to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any act or omission of Bank or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Obligations or any security or guaranty therefor by operation of law or otherwise, (g) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (h) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (i) the election by Bank of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (j) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code, (1) any use of cash collateral under Section 363 of the Bankruptcy Code, (k) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (l) the avoidance of any lien in favor of Bank for any reason, or (m) any action taken by Bank that is authorized by this section or any other provision of any Loan Document. Until such time as all of the Obligations have been fully, finally, and indefeasibly paid in full in cash: (i) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower respect to the Obligations; and (ii) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Obligations.
     18.6 To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of this Agreement or any rights of Bank created or granted hereby or to the recovery by Bank against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers. To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES

LOAN & SECURITY AGREEMENT
ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY BANK, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE OBLIGATIONS, HAS DESTROYED SUCH BORROWER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY THE OPERATION LAW, INCLUDING BUT NOT LIMITED TO SECTION 580d OF THE CODE OF CIVIL PROCEDURE, OR OTHERWISE.
     18.7 Borrower and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Borrower otherwise may have against any other Borrower, Bank or others, or against Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the date first hereinabove written.

COMERICA BANK	PROLINK HOLDINGS CORP., a Delaware corporation

By:	By:	/s/ Michael Browne

Name:	Name: Michael Browne

Title:	Title: Chief Financial Officer

PROLINK SOLUTIONS, LLC, a Delaware limited liability company

	By:	/s/ Michael Browne

Name: Michael Browne
Title: Chief Financial Officer